                            SHAREHOLDER SERVICE AGREEMENT


         This Shareholder Service Agreement (this "Agreement") dated as of November 22, 1996 is made and entered into by and between First Trust Corporation ("FTC"), a Colorado corporation with its principal office at 717 Seventeenth Street, Denver, Colorado 80202, Denver Investment Advisors LLC (the "Company"), a Colorado Limited Liability Company, with its principal office at 1225 Seventeenth Street, 26th Floor, Denver, Colorado 80202, and Westcore Trust ("Trust"), a Massachusetts business trust, with its principal office at 370 Seventeenth Street, Suite 2700, Denver, Colorado 80202.


                             RECITALS AND REPRESENTATIONS


         A. FTC is a duly licensed trust company providing trust, custodial and other services to individual retirement accounts, qualified retirement plans and taxable investment accounts (the "Plan(s)"). Some of the Plans contain provisions that permit or require each participant to direct the investment of that portion of a Plan's assets that is allocated to such participant's account. Some of the Plans provide for the delegation of investment authority to investment managers, co-trustees, or named fiduciaries other than FTC. In no case does FTC have any investment discretion or authority with respect to any of the Plans, nor does FTC make any investment recommendations with respect to a Plan.

         B. The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, and offers and sells shares of each of the series identified on EXHIBIT A hereto. The Trust may establish additional series and such series may be added to this Agreement as provided below. The series currently identified on EXHIBIT A hereto and those added to this Agreement in the future are referred to below individually as a "Fund" and collectively as the "Funds."

         C. The Company is the investment adviser to each of the Funds, and is authorized to make payments to certain persons for shareholder servicing and administration of shareholder accounts.

         D. The Trust desires to make the Funds available to the Plans, and FTC desires to provide shareholder accounting and recordkeeping functions required for purchases and redemptions of, and dividends paid on account of, the shares of the Funds to be held by FTC for the benefit of the Plans.

In consideration of the premises and representations contained above, the parties agree as follows:

         1. PROCEDURES FOR ACCOUNTS AND TRANSACTIONS. The Trust will cause the Funds' transfer agent (the "Transfer Agent") to maintain one or more accounts (the "FTC Account(s)") on its books for each Fund for the Plans. The assets of one or more Plans may be held in any FTC Account. The FTC Accounts will be titled in the nominee name of "FTC & Co., Attn: DATAlynx #_____________," and FTC, as trustee or custodian of the Plans, will be the shareholder of record for the FTC Accounts. FTC will purchase or redeem shares of each Fund for the benefit of the Plans, as applicable, as follows:

              (a) The Trust confirms that if FTC notifies the Transfer Agent prior to 4:00 p.m. on any business day concerning the purchase of a Fund's shares, the purchase will be effected on such business day, and that if FTC notifies the Transfer Agent at or after 4:00 p.m. on any business day concerning the purchase of a Fund's shares, the purchase will be effected on the next business day. (All times referred to in this Agreement will be Eastern time.) Purchases will be paid for in cash or by Federal Funds at prices equal to net asset value. FTC will make reasonable efforts to ensure that payment is received by the Transfer Agent prior to 4:00 o'clock p.m. on the next business day following the effective date of the purchase. The Company shall instruct the Transfer Agent not to cancel orders for up to three business days after the effective date of purchases in cases where payment is not received by 4:00 p.m. on the next business day after the effective date of the purchases. In all cases, FTC will be responsible for any losses incurred by the Funds resulting from a delay or failure to make payment for orders by 4:00 p.m. on the next business day after the effective date of the purchase.

              (b) The Trust confirms that if FTC notifies the Transfer Agent prior to 4:00 p.m. on any business day concerning the redemption of a Fund's shares, the redemption will be effected on such business day, and that if FTC notifies the Transfer Agent at or after 4:00 p.m. on any business day concerning the redemption of a Fund's shares, the redemption will be effected on the next business day. The Trust confirms that the Transfer Agent will wire redemption proceeds to FTC on the next business day following the effective date of the redemption.

              (c) The Trust confirms that FTC may make orders for the purchase or redemption of shares of a Fund by telephonic advice.

              (d) FTC will maintain separate accounting and recordkeeping for each of the Plans, and will allocate on its records the number of Fund shares purchased, accrued as dividends and redeemed, and any cash dividends or distributions paid on account of the shares of each Fund, for each of the Plans. FTC will reconcile the amounts posted to each Plan with the amounts recorded on the Transfer Agent's records for each Fund for each respective FTC Account.

              (e) The Trust will be responsible under this Agreement for the servicing of the respective FTC Accounts and will have no responsibility for the servicing of the Plans. FTC will provide recordkeeping services to the Plans. The foregoing obligations of the parties are more particularly described on EXHIBIT B, which is made a part of this Agreement.

         2. FEES. For the accounting and recordkeeping services provided by FTC under this Agreement, the Company will pay to FTC a quarterly service fee equal on an annual basis to .25% (O.0625% per quarter) of the average daily net asset value of the shares of such Fund which are owned beneficially by the Plans during such period. Such fees will be sent to FTC no later than ten (10) days following the end of the calendar quarter in which they accrue.

         3. MANNER OF PAYMENT. Payments made pursuant to Section 2 of this Agreement will be made by check, and will be accompanied by one report for each FTC Account. Such report will show the calculation used to arrive at the amount paid.

         4. REPORTING OF TRANSACTIONS. The Trust will furnish to FTC, on a transaction-by-transaction basis, a statement that will set forth for each FTC Account the number of shares purchased or redeemed, the beginning and ending share balances, and the net asset value per share. The Company will mail such statement to FTC no later than the business day next following the transaction being reported.

         5. SHAREHOLDER COMMUNICATIONS. FTC will cause the mailing to the Plans of all currently effective prospectuses of the Fund, proxy materials (including notices, proxy statements and forms of proxies), reports and other communications which must be furnished by law to shareholders, in accordance with the procedures set forth on EXHIBIT B. Upon FTC's request, the Trust will provide FTC with sufficient copies of any requested communications to ensure FTC is able to fulfill its obligations as described in this Section 5.

         6. COORDINATION OF OPERATIONS. The Trust will cause appropriate personnel to be made available, as may be reasonably requested by FTC, to consult with FTC in coordinating operations pursuant to this Agreement.

         7. STATUS OF FTC, COMPANY AND TRUST. The parties acknowledge and agree that the payment of service fees as provided in Section 2 of this Agreement relates to recordkeeping, accounting and related services only and do not constitute payment for and are not related in any manner to investment advisory services or the distribution of shares of any Fund within the meaning of the Securities Act of 1933 or the Investment Company Act of 1940. This Agreement does not grant FTC any right to purchase shares from the Funds, nor does it constitute FTC an agent of the Funds, the Trust or the Company, for purposes of selling shares of the Funds to any dealer or to the public, or for any other purposes. To the extent FTC enters any purchase or redemption order for an FTC Account, such purchase or redemption order will be made by FTC (a) as agent of each of the Plans whose shares are the subject of such purchase or redemption order, and (b) pursuant to instructions from the account owner, participant, named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction. FTC agrees that it will comply with all applicable law and regulations, including relevant provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in the course of performing its duties hereunder. Without limiting the generality of the foregoing, FTC agrees that it will disclose the receipt of fees payable hereunder to an independent fiduciary or the beneficial owners of each Plan. FTC represents that it is not a "fiduciary" of any Plan, as such term is defined in ERISA. The Company represents that it is (i) a limited liability corporation duly organized and existing and in good standing under the laws of the State of Colorado, (ii) an investment advisor registered under the Investment Advisers Act of 1940, as amended, and (iii) authorized to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Trust with respect to the Funds or any applicable law. The Trust represents that it is (i) a duly organized and existing Massachusetts Business Trust in good standing, and (ii) authorized to enter into and perform this Agreement on behalf of the Funds, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Trust with respect to the Funds or any applicable law.

         8. AMENDMENTS. Any amendment to this Agreement will be valid only if in writing and signed by all the parties. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and thus would become "Funds" for purposes of this Agreement), whenever the parties sign an addendum that identifies such Funds, at which time this Agreement will be deemed to have been so amended without further action by the parties.

         9. TERMINATION WITHOUT CAUSE. Any party to this Agreement will have the right to terminate this Agreement for any reason upon 60 days' written notice to the other party, without any liability arising by reason of such termination.

         10. TERMINATION UPON BREACH. Upon any breach of this Agreement by any party, either of the other two parties may terminate this Agreement upon 10 days' written notice to the other parties.

         11. RESOLUTION OF DISPUTES. All disputes arising out of or in connection with this Agreement (except disputes concerning the Company's or the Trust's use of FTC proprietary information described in Section 14) will be settled by arbitration, to be conducted pursuant to the rules of the American Arbitration Association. All arbitration proceedings will take place only in Denver, Colorado. To the extent not preempted by federal law, Colorado statutory law (including without limitation the statutes governing the award of damages and arbitration) and Colorado common law will control during arbitration. Each party waives any right it may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body, except that FTC expressly reserves the rights granted to it in Section 14. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The prevailing party in any arbitration, or in any judicial proceeding relating to the rights of FTC under Section 14, will be entitled to reasonable attorneys' fees and costs.

         12. INDEMNIFICATION OBLIGATIONS. FTC agrees to indemnify and hold harmless each of the Company and the Trust from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by FTC or arising from (i) any dissemination of information regarding the Trust or the Company that is materially incorrect and that was not provided to FTC, or approved, by the Trust or the Company, or (ii) any negligent act or omission of FTC in the performance of its duties under this Agreement. The Company agrees to indemnify and hold harmless FTC from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by the Company or arising from any negligent act or omission of the Company in the performance of its duties under this Agreement. The Trust agrees to indemnify and hold harmless FTC from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by the Trust or arising from any negligent act or omission of the Trust in the performance of its duties under this Agreement.

         13. INDEMNIFICATION PROCEDURES. If a person receives notice of the commencement of any action, suit, or proceeding (an

"Action") or notice that any Action may be commenced, and if the person receiving the notice (the "indemnified person") desires to be indemnified by a party under this Agreement (the "indemnifying party"), the indemnified person will give notice to the indemnifying party of the commencement of the Action or of the possibility that an Action will be commenced. Any omission to notify an indemnifying parry will not relieve the indemnifying party from any liability which it may have under this Agreement, except to the extent the failure to notify the indemnifying party prejudices the rights of the indemnifying party. The indemnified person will be entitled, at the sole expense and liability of the indemnifying party, to exercise full control of the defense, compromise or settlement of any such Action unless the indemnifying party, within a reasonable time after the giving of such notice by the indemnified person, (1) admits in writing to the indemnified person the indemnifying party's duty to indemnify the indemnified person for such Action under the terms of this Section, (2) notifies the indemnified person in writing of the indemnifying party's intention to assume such defense, (3) provides evidence reasonably satisfactory to the indemnified person as to the indemnifying party's ability to pay the amount, if any, for which the indemnified person may be liable as a result of such Action, and (4) retains legal counsel reasonably satisfactory to the indemnified person to conduct the defense of such Action. The indemnified person will cooperate with the person assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such person reasonably may request. If the indemnifying party so assumes the defense of any such Action, the indemnified person will have the right to employ a separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the indemnified person unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) any relief other than the payment of money damages is sought against the indemnified person, or (c) the indemnified person has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the indemnifying party and that a conflict of interest therefore exists, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section will be paid by the indemnifying party. No indemnified person will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the indemnifying party, unless the indemnifying party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section. No indemnifying party will settle or compromise any such Action in which any relief other than the payment of money damages is sought against any indemnified person without the consent of the indemnified person, such consent not to be unreasonably withheld.

         14.  CONFIDENTIALITY OF INFORMATION.  Each of the Company and the
Trust recognizes that the information provided to it or to be provided to it under this Agreement relating to the Plans (including the names and addresses of the participants, the account numbers of the Plans, and any similar information) is the proprietary information of FTC and agrees to keep such information confidential and to prevent the use of such information by others, except to the extent it is required by law to disclose such information. Each of the Company and the Trust agrees that, prior to disclosing any such information to any person in accordance with a requirement of law, it will redact such information to the greatest extent permissible under law and will provide FTC with a reasonable opportunity to appear in any judicial, administrative or arbitration proceeding or investigation to contest the disclosure of such information. Each of the Company and the Trust also agrees not to use such information for its benefit or the benefit of any of its affiliates, directly or indirectly. The obligations of the Company and the Trust under this Section 14 will apply during the term of this Agreement and for a period of five (5) years after the date this Agreement is terminated, for whatever reason. Because a violation of the duties of the Company and the Trust under this Section 14 could cause irreparable injury to FTC which may not be measurable in money damages, each of the Company and the Trust agrees that FTC will be entitled to obtain injunctive relief against it for any violation of such duties, without prejudicing FTC's right to obtain money damages.

         15. INTEREST ON AMOUNTS DUE. Any amount due under this Agreement from one party to another party will bear interest, from the date such amount is due until such payment is made, at a rate equal to the "prime rate," as published from time to time by THE WALL STREET JOURNAL.

         16. PRIOR AGREEMENTS. This Agreement supersedes all proposals, prior communications, advertising, representations, warranties and promises, whether oral or written, relating to the subject matter of this Agreement.

         17. ASSIGNMENT. This Agreement may be assigned by a party only with the written consent of the other parties.

         18. SEPARABILITY. If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

         19. COMPLIANCE WITH LAWS. Each party agrees to abide by all applicable federal and state laws and regulations in connection with the performance of its obligations under this Agreement.

         20. SURVIVAL OF OBLIGATIONS. The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections 11, 12, 13, 14, and 15 will continue to apply after termination of this Agreement.

         21. NOTICES AND REPORTS. Except as otherwise provided in this Agreement, all notices and reports given under this Agreement will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation) or electronic mail. All notices and reports will be in writing and addressed to the party at the address set forth in the first paragraph of this Agreement (unless a party specifies by a written notice to the other party that a different address should be used). Notices and reports will be deemed delivered when delivered in person or, if mailed by certified mail, on the third business day after the date of deposit into the United States mails, and upon receipt, if by commercial overnight delivery service. Facsimile transmission and electronic mail will be deemed received the same day as sent. FTC will furnish the Trust or its designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision to FTC customers of the services described in the Service Agreement, as amended, and blue sky reports at least monthly), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Funds), in connection With the preparation of reports to the Trust's Board of Trustees concerning the Service Agreement, as amended, and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

         22.  ADDITIONAL PROVISIONS.

              (a) Neither FTC nor any of its officers, employees or agents are authorized to make any representations concerning the Trust except those contained in the Trust's then current prospectuses and statements of additional information, copies of which will be supplied by the Trust to FTC, or in such supplemental literature or advertising as may be authorized by the Trust or its distributor in writing.

              (b) FTC represents, warrants and agrees that: (i) the services provided by it under this Agreement, as amended, will in no event be primarily intended to result in the sale of shares of the Trust; (ii) each of its DATAlynx service customers is an investment advisor registered under the Investment Advisors Act of 1940, or a bank or other entity exempt from such registration, and (iii) it will comply, at all times, with all applicable federal and state securities laws.

              (c) The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         23. EFFECTIVE DATE. This Agreement will be effective on the date it is accepted and executed by FTC.

         24. GOVERNING LAW. This Agreement will be construed by and governed in accordance with the laws of the State of Colorado.


         DENVER INVESTMENT ADVISORS LLC (Company)


         By: /s/ Kenneth V. Penland
              --------------------------------
         Its: President
              --------------------------------
         Date: November 22, 1996
               -------------------------------


         WESTCORE TRUST (Trust)


         By: /s/ Jack D. Henderson
             ---------------------------------
         Its: Vice President
              --------------------------------
         Date: November 22, 1996
               -------------------------------



         Accepted by:

         FIRST TRUST CORPORATION (FTC)


         By: /s/ Martha J. Moe
             ---------------------------------
         Its: Senior Vice President
              --------------------------------
         Date: November 22, 1996
               -------------------------------


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                                      EXHIBIT A

                           TO SHAREHOLDER SERVICE AGREEMENT

                             PORTFOLIOS OF WESTCORE TRUST


       Fund Name                Cusip     Ticker Symbol  Trading Cutoff Time
       ---------                -----     -------------  -------------------

1.  Blue Chip                957904881       WTMVX         4:00 p.m. EST
2.  Colorado Tax Exempt      957904782       WCTIZ         4:00 p.m. EST
3.  Growth & Income          957904667       WTEIX         4:00 p.m. EST
4.  Intermediate-Term Bond   957904675       WTIBX         4:00 p.m. EST
5.  Long-Term Bond           957904709       WTLTX         4:00 p.m. EST
6.  Midco Growth             957904717       WTMGX         4:00 p.m. EST
7.  Small-Cap Opportunity    957904618       WSCIZ         4:00 p.m. EST








*  These Funds have adopted a Rule 12b-1 Plan.


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                                      EXHIBIT B

                           TO SHAREHOLDER SERVICE AGREEMENT

                            REGISTRAR, TRANSFER AGENT AND
                                RECORDKEEPING SERVICES


A.  Registrar and Transfer Agency Functions Provided by the Company and the
    Trust

    1. Process purchases, redemptions and exchanges of Fund shares in accordance with instructions received from FTC and the then-current prospectus of the Fund.

    2.   Provide to FTC one Fund statement for each FTC Account as described in
         Section 4 of the Agreement.

    3. Provide daily pricing, dividend reinvestment and capital gain information for each FTC Account.

    4. Assist FTC in resolving any account discrepancies between FTC and the Fund.


B.  Recordkeeping and Shareholder Servicing Functions Provided by FTC

    1. Provide sub-accounting services in accordance with Section 1(d) of the Agreement.

    2. Timely cause the mailing of Fund prospectuses, proxies and related information to those Plans and individual participants identified by FTC and in accordance with Section 5 of the Agreement.

    3. Assist in processing purchase and redemption transactions; changing dividend options, account designations and addresses; and establishment and maintenance of Plan accounts and records.

    4. Provide additional services to the Plans as required in the separate IRA account, custodial account or service agreement between FTC and each taxable investment account owner or plan employer, as they may be amended from time to time.


                                         -12-